Exhibit 1

November 21, 2005
1. Operating Results as of October 31, 2005
     NIS Group is concentrating on credit provision for business owners since the sale of our consumer loan assets last June, based on our idea of growing mutually with business owners by evaluating and undertaking various risks concerning commercial distribution for business owners. As for our integrated financial services and loan servicing business, our two main earning pillars, operating assets grew soundly, and the main operating assets of SMEs were ¥139,748 million, a ¥10,867 million month-to-month increase. Purchases of receivables and real estate were ¥19,278 million, a ¥787 million month-to-month increase.
     In an effort to evolve into a “Total Financial Solution Provider” and to realize one-stop financial services, NIS Group will seek to attend to every financial need of business owners, develop derivative businesses, and strive to maximize corporate and shareholder value.
2. Participation in the 19th Annual Tokyo Business Summit 2005
     Nissin Co., Ltd. and its subsidiaries, NIS Lease Co., Ltd., NIS Property Co., Ltd., and Matsuyama Nissin Leasing (Shanghai) Co., Ltd. participated in the 19th Annual Tokyo Business Summit 2005, a business matching event for business owners sponsored by Venture Link Co., Ltd., held November 9, 2005 through November 10, 2005. More than 23,000 people, with business owners at the core, participated in this event and NIS Group companies provided various proposals to business owners. In addition, NIS Property and Matsuyama Nissin Leasing (Shanghai) Co., Ltd. held a workshop on “Best matching between tenants and landlords.” and “Finance partners in China”, respectively. NIS Group, together with a number of its business partners, will continue to contribute to business owners’ growth.

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp